Exhibit 10.30

UNITED TECHNOLOGIES CORPORATION

COMPANY AUTOMATIC CONTRIBUTION EXCESS PLAN

January 1, 2010

ARTICLE I – PREAMBLE

United Technologies Corporation (the “Corporation”) hereby establishes the United Technologies Corporation Company Automatic Contribution Excess Plan (“CACEP” or the “Plan”) effective January 1, 2010 for the benefit of certain employees covered by the Company Automatic Feature (the “CAF”) of the United Technologies Corporation Employee Savings Plan (the “Qualified Savings Plan”). The purpose of the CACEP is to provide for the accrual of benefits which are supplemental to CAF benefits payable under the Qualified Savings Plan. CACEP benefits are accrued with respect to compensation that is not taken into account under the Qualified Savings Plan due to compensation limitations imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “IRS Compensation Limit”) or due to the Participant’s elective deferral of compensation.

ARTICLE II – DEFINITIONS

Unless otherwise indicated, capitalized terms herein shall have the same meaning ascribed under the Qualified Savings Plan.

Beneficiary means the person, persons or entity designated on an electronic or written form by the Participant to receive the value of his or her Plan Account in the event of the Participant’s death in accordance with the terms of this Plan. If the Participant fails to designate a Beneficiary, or the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account will be paid to the estate of the Participant.

Benefit Reduction Contribution means a Contribution by the Corporation to the Participant’s Plan Account to restore the reduction in the Company Automatic Contribution credited to a Participant’s Plan Account as a result of the reduction of such Participant’s Eligible Compensation due to an elective deferral of compensation by the Participant under the United Technologies Deferred Compensation Plan.

Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference to any section of the Internal Revenue Code shall include any final regulations or other applicable guidance.

Committee means the United Technologies Corporation Deferred Compensation Committee, which is responsible for the administration of the Plan. The Corporation’s Pension Administration Committee shall appoint the Committee’s members.

Company Automatic Contribution or Contribution means the age-graded Contribution credited to the Plan by the Corporation on behalf of the Participant in accordance with Article V.

Corporation means the United Technologies Corporation.

Default Investment Option means the Investment Fund designated by the Plan or selected by the Committee on behalf of all Participants at the time they first become eligible to participate in the Plan. The Default Investment Option shall be established annually and shall be the Credited Interest Fund, unless otherwise determined at the sole discretion of the Committee.

Disability means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “Disability” for purposes of Section 409A(a)(2)(C) of the Code.

Election Form means the form provided by the Committee to Participants electronically or in paper form for the purpose of specifying the method of distribution and/or the percentage allocation among the Investment Funds with respect to a Participant’s Plan Account.

Eligible Compensation means Pensionable Earnings in excess of the IRS Compensation Limit for any Plan Year.

Employee means an employee of the Corporation and or of certain subsidiaries and affiliates of the Corporation, but excluding any employee who is included in a different tax qualified savings plan or is not eligible to participate in the Qualified Savings Plan pursuant to the terms of a collective bargaining agreement between employee representatives and a UTC Company (a “Represented Employee”) unless such employee representatives and the UTC Company agree that the Represented Employees in such unit shall be eligible to participate in the Plan.

Investment Fund means a hypothetical fund that tracks the value of an investment option offered under the Qualified Savings Plan or the UTC Deferred Compensation Plan. Investment Funds offered under the SRP may be changed from time to time by the Committee and shall be valued in the manner set forth in Section 6.4. As of the effective date of this Plan, Investment Funds will include: the Credited Interest Fund as offered under the UTC Deferred Compensation Plan, and the following investment options offered under the Qualified Savings Plan; the Vanguard 500 Index Fund; Global Index Fund, US Value Index Fund; US Growth Index Fund; US Midcap Index Fund; US Small Company Index Fund; and International Equity Fund, or such other investment options as may be established or changed by the Committee from time to time. The value of Participants’ Accounts shall be adjusted to replicate the performance of the applicable Investment Funds. Amounts credited to any Investment Fund do not result in the investment in actual assets corresponding to the Investment Fund.

IRS Compensation Limit means the limitation imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.

Participant means an eligible Employee (i) who is a Participant in the Qualified Savings Plan; (ii) who qualifies for the CAF of the Qualified Savings Plan; and (iii) whose annual Pensionable Earnings for a Plan Year exceed the limit of IRC Section 401(a)(17).

Pensionable Earnings means the total compensation paid with respect to a Plan Year by a UTC Company to a Participant for services rendered to a UTC Company, before any Tax-Deferred Contribution Election or any election under Section 125 of the Code, including performance related awards, but excluding: other awards; foreign service premiums and allowances; long-term incentive compensation; stock option benefits; reimbursements or other payments related to relocation expenses; contributions to employee benefit plans including reimbursements or payments in lieu thereof, amounts credited to a Participant under a non-qualified deferred compensation plan; severance pay; and pay in lieu of vacation

Plan means the United Technologies Corporation Company Automatic Contribution Excess Plan, as amended from time to time.

Plan Account means an account maintained on behalf of a Participant for the purpose of crediting Company Automatic Contributions.

Plan Year means the calendar year.

Separation from Service means a Participant’s termination of employment with all UTC Companies, other than by reason of death. A Separation from Service will be deemed to occur where the Participant and the UTC Company that employs the Participant reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) for UTC Companies will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to UTC Companies for less than 36 months). A Participant shall not be considered to have had a Separation from Service as a result of a transfer from one UTC Company to another UTC Company.

Specified Employee means each of the fifty (50) highest-paid officers and other executives of the Corporation and its Subsidiaries, effective annually as of April 1st, based on wages subject to federal income tax withholding, and amounts that are excluded from taxable income by the employee’s election to make pre-tax contributions under a cafeteria plan, section 401(k) plan, or similar plan, determined for the preceding calendar year as provided in Treas. Reg. § 1.415(c)-2(d)(3). The term includes both U.S. and non-U.S. employees, and the compensation used to determine whether an employee is among the fifty (50) highest-paid officers and other executives shall be determined by treating non-U.S. compensation as if it had been earned in the U.S. by a U.S. citizen.

UTC Company means United Technologies Corporation or any entity controlled by or under common control with United Technologies Corporation within the meaning of Section 414(b) or (c) of the Code (but substituting “at least 20 percent” for “at least 80 percent” as the control threshold used in applying Sections 414(b) and (c)).

ARTICLE III - ELIGIBILITY AND ENROLLMENT

Section 3.1 - Eligibility

Each Employee of a UTC Company who is a Participant in the Qualified Savings Plan and who qualifies for the CAF of the Qualified Savings Plan shall be eligible to participate in this Plan, if and to the extent, such Employee’s annual Pensionable Earnings for a Plan Year are in excess of the IRS Compensation Limit. In no event shall any person who is not entitled to CAF benefits under the Qualified Savings Plan be eligible for benefits under this Plan.

Section 3.2 - Enrollment

An eligible Participant will automatically be enrolled in the Plan within thirty (30) days of the pay date for which such Participant’s annual Pensionable Earnings exceed the IRS Compensation Limit (“Initial Enrollment Period”).

ARTICLE IV - PARTICIPANT ELECTIONS AND DESIGNATIONS

Section 4.1 - Distribution Election

A Participant must, on or before the election deadline established by the Committee, make an electronic or written election on the Election Form provided by the Committee to have the Participant’s Plan Account distributed in a lump sum or in two to fifteen annual installments. If no distribution election is made with respect to a Participant’s Plan Account, the distribution will be in a lump sum. In addition, any Benefit Reduction Contribution or Company Automatic Contribution based on compensation that a Participant earns after the Participant becomes eligible to participate in the Plan, but before the Participant makes a valid distribution election, shall be paid in a lump sum, or as otherwise provided in a change in distribution election made pursuant to Section 4.4.

Section 4.2 - Election Date

An electronic or written Election Form must be completed and submitted to the Committee during the Initial Enrollment Period, or such date as the Committee may specify. Except as provided below in Section 4.4 (Change in Distribution Election), the choices reflected on the Participant’s Election Form shall be irrevocable on the election deadline.

Section 4.3 - Investment Fund Allocations

A Participant’s Plan Account will be allocated to the Default Investment Option at the time a Participant first becomes eligible to participate in the Plan. Participants will be able to reallocate their existing Plan Account among the available Investment Funds as permitted by the Committee, generally twice per year in June and November. Such reallocations shall be in whole percentages and, unless otherwise specified by the Committee, shall be effective the first business day of July or the first business of day of January, as applicable.

Section 4.4 - Change in Distribution Election

A Participant may make a one-time irrevocable election to change the form of distribution for a Plan Account. A change to the form of distribution must meet all of the following requirements:

(a)	The new election must be made at least twelve months prior to the date on which payments will commence under the current election and/or date of termination following attainment of age 50 (and the new election shall be ineffective if the payment commencement date under the current election occurs within twelve months after the date of the new election);

(b)	The new election will not take effect until at least twelve months after the date when the new election is submitted in a manner acceptable to the Committee; and

(c)	The new payment commencement date must be five years later than the date on which payments would commence under the current election.

Section 4.5 - Investment Fund Allocation at Separation from Service

At Separation from Service, a Participant may reallocate his or her existing Plan Accounts to the Credited Interest Fund as permitted by the Committee, with respect to the period of time following the Separation from Service date and prior to the actual distribution date provided under Article VII.

Section 4.6 - Designation of Beneficiary

Each Participant shall designate a Beneficiary for his or her Plan Account on an electronic or written form provided by the Committee. A Participant may change such designation on an electronic or written form acceptable to the Committee and will be effective on the date received by the Committee. Designations received after the date of the Participant’s death will not be effective. In the event that no Beneficiary designation is filed with the Committee before the Participant’s death, or if the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account will be paid to the estate of the Participant. If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any: (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 4.6. In the event of the death of a Participant, distributions shall be made in accordance with Section 7.6.

ARTICLE V - COMPANY AUTOMATIC CONTRIBUTIONS

Section 5.1 - Contribution Amount

The Corporation will credit an age-graded Company Automatic Contribution to the Plan on behalf of each eligible Participant under the Plan. The Contribution shall be a percentage of the Participant’s Eligible Compensation based on the Participant’s age as of December 31 of the current Plan Year for which the Contribution is credited. The applicable percentages shall be as follows:

Age as of December 31	Applicable Percentage
Under 30	3%
30-34	3.5%
35-39	4%
40-44	4.5%
45-49	5%
50+	5.5%

Section 5.2 - Eligibility for Contribution

Eligibility for Contribution shall be determined annually. A Participant shall be eligible for a Company Automatic Contribution for a Plan Year, if and to the extent, such Participant’s annual Pensionable Earnings for the Plan Year are in excess of the IRS Compensation Limit.

Participants shall be immediately eligible to receive an allocation of Company Automatic Contributions for a Plan Year at the time such Participant’s annual Pensionable Earnings for the Plan Year are in excess of the IRS Compensation Limit and CAF contributions cease under the Qualified Savings Plan for the Plan Year.

Section 5.3 - Timing of Contribution

Allocation of Company Automatic Contributions shall generally be made to each Participant’s Plan Account on or immediately following each pay period, but no less frequently than once with respect to each Plan Year. The Corporation may in its sole discretion credit additional amounts to Participants’ Plan Accounts.

Section 5.4 - Vesting of Contributions

A Participant shall be vested in the value of Contributions credited to his or her Plan Account upon the first to occur of the following: participation in the Plan for two years; completion of three years of “Continuous Service” (as defined in the UTC Employee Retirement Plan as in effect on January 1, 2008), attainment of age 65, the death or disability of the Participant while employed by a UTC Company, the layoff of a Participant from a UTC Company due to lack of work, or the Participant’s entrance into the military service before completing two years of Plan participation. For purposes of this Section 5.4, a Participant’s date of disability shall be the first day of the fifth month (or such other month as may from time to time be applicable under the federal Social Security Act) prior to the month for which a Participant first receives a disability benefit under the Social Security Act.

Section 5.5 - Annual Contribution Limitation

In no event shall the Company Automatic Contribution to any Participant’s Plan Account for any calendar year exceed 25% of annual earnings for such calendar year.

ARTICLE VI - PLAN ACCOUNTS

Section 6.1 - Accounts

A Plan Account will be established for each Participant. Company Automatic Contributions shall be allocated or reallocated among Investment Funds in accordance with the Plan terms and each Participant’s instructions in the manner set forth in Section 4.3.

Section 6.2 - Valuation of Credited Interest Fund

Company Automatic Contributions allocated to the Credited Interest Fund will be credited daily with a rate of interest equal to the average interest rate on 10-Year Treasury Bonds as of the last business day of each month from January through October in the calendar year prior to the calendar year in which the interest is credited, plus 1%. The Credited Interest rate shall in no event exceed 120% of the applicable federal rate as published by the IRS.

Section 6.3 - Valuation of Investment Funds

Company Automatic Contributions allocated to Investment Funds will be converted to the applicable Investment Fund units based on the closing share price of that Investment Fund as of date the Contribution is credited to the Participant’s applicable Investment Fund. The value of the units of an Investment Fund will fluctuate on each business day based on the performance of the applicable Investment Fund.

Section 6.4 - Crediting of Benefit Reduction Contribution

At the end of each Plan Year, the Committee will determine whether a Participant is eligible to receive a Benefit Reduction Contribution, and will credit any applicable Benefit Reduction Contribution to the affected Participant’s Plan Account as of the last business day of the Plan Year. Any such amounts will be allocated on a pro-rata basis to the Participant’s Investment Funds in accordance with the Participant’s Default Investment Option or current investment allocation election in effect for that Plan Year.

Section 6.5 - Reports to Participants

The Committee will provide or make available detailed information to Participants regarding the credited value of Plan Accounts, distribution elections, Beneficiary designations, and Investment Fund allocations, not less than once per year. Such information may be provided via electronic media as determined by the Committee.

ARTICLE VII - DISTRIBUTION OF PLAN ACCOUNT

Section 7.1 - Timing of Plan Distributions

Except as provided in Section 4.4 (concerning the five-year delay following a Change in Distribution Election), Section 7.4 (concerning Separation from Service before Attaining Age Fifty), and Section 7.5 (concerning distributions to Specified Employees), the value of a Participant’s Plan Account will be distributed (or begin to be distributed) to the Participant in April of the calendar year following the calendar year of the Participant’s Separation from Service.

Section 7.2 - Method of Distribution

Except as provided in Section 7.4 (concerning Separation from Service before Attaining Age Fifty) or in the following sentence (concerning Company Automatic Contributions and Benefit Reduction Contributions based on compensation earned before the Participant’s benefit distribution election), a Plan Account will be distributed to the Participant in a single lump-sum payment, or in a series of annual installment payments, in accordance with the Participant’s election on file. As provided in Section 4.1, any Benefit Reduction Contribution or Company Automatic Contribution based on compensation that a Participant earns after the Participant becomes eligible to participate in the Plan, but before the Participant makes a valid distribution election, shall be paid in a lump sum, or as otherwise provided in a change in distribution election made pursuant to Section 4.4. Annual installment distributions shall be payable to the Participant beginning as of the payment commencement date and continuing as of each anniversary of the payment commencement date thereafter until all installments have been paid. To determine the amount of each installment, the value of the Participant’s Plan Account on the payment date will be multiplied by a fraction, the numerator of which is one and the denominator of which is the remaining number of scheduled installments.

Section 7.3 - Form of Distribution

Plan Account distributions will be made in cash.

Section 7.4 - Separation from Service before Attaining Age Fifty

If a Participant’s Separation from Service occurs before the Participant attains age fifty (50), the full value of the Participant’s Plan Account will be distributed to the Participant in a lump-sum payment in April of the calendar year following the calendar year of the Participant’s Separation from Service (or, if the Participant is a Specified Employee at the time of his or her Separation from Service, on the date provided in Section 7.5, below, if later) regardless of the distribution option elected and regardless of any change in the distribution election.

If a Participant is re-employed following a Separation from Service, the Participant’s age at the time of the Participant’s first Separation from Service will determine how the Participant’s Plan Accounts at the time of the first Separation from Service are distributed. If the Participant accumulates any additional contributions after the Participant is re-hired, the Plan shall separately account for the additional contributions (and related investment gains or losses), and the Participant’s age at the time of the Participant’s second Separation from Service will determine how the additional amounts are distributed.

Section 7.5 - Separation from Service of Specified Employees

Distributions to Specified Employees will not be made or commence earlier than the first day of the seventh month following the date of Separation from Service. All Plan Accounts shall continue to accrue hypothetical investment gains and losses as provided in Article VI until the distribution date.

Section 7.6 - Distribution in the Event of Death

In the event of the death of a Participant before the Participant’s Plan Account has been fully distributed, the full remaining value of the Participant’s Plan Account will be distributed to the designated Beneficiary or the Participant’s estate in a lump sum on the first business day of the third month following the Participant’s death.

Section 7.7 - Accelerated Distribution in the Case of an Unforeseeable Emergency

(a)	Unforeseeable Emergency. The Committee may, upon a Participant’s written application, agree to an accelerated distribution of some or all of the value of a Participant’s Plan Account upon the occurrence of an unforeseeable emergency. An “unforeseeable emergency” is a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in IRC Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an unforeseeable emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case. Acceleration will not be granted if the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship).

(b)	Amount of Distribution Permitted Upon an Unforeseeable Emergency. Distributions on account of an unforeseeable emergency, as defined in Section 7.7(a), shall be limited to the amount reasonably necessary to satisfy the emergency need. Such amount may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.

(c)	The Committee will determine from which Investment Funds hardship distributions will be made. Any Participant who is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for distributions on account of unforeseeable emergency.

Section 7.8 - Disability

In the event of the Disability of a Participant that qualifies as a “Separation from Service” for purposes of Section 409A of the Code, the Participant’s Plan Accounts will be distributed in accordance with the Participant’s elections on file.

Section 7.9 Administrative Adjustments in Payment Date

A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1). A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan. In no event will a payment to a Specified Employee be made or commence earlier than the first day of the seventh month following the date of Separation from Service. A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 7.9.

ARTICLE VIII - AMENDMENT AND TERMINATION OF PLAN

Section 8.1 - Amendment

The Corporation may, at any time, amend the Plan in whole or in part, provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment. In the event of any change in law or regulation relating to the Plan and the tax treatment of Plan Accounts, the Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective as of the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Article VII.

Section 8.2 - Plan Suspension and Termination

(a)	The Corporation’s Pension Administration Committee, may, at any time, suspend or terminate the Plan if, in its sole judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interest of the Corporation or for any other reason.

(b)	In the event of the suspension of the Plan, no additional contributions shall be made under the Plan. All previous contributions shall be distributed in accordance with the otherwise applicable provisions of the Plan and the applicable elections on file.

(c)	Upon the termination of the Plan with respect to all Participants, and the termination of all arrangements sponsored by the Corporation or its affiliates that would be aggregated with the Plan under Section 409A of the Code (“Section 409A”), the Corporation shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s Plan Account in a lump sum, to the extent permitted under Section 409A. All payments that may be made pursuant to this Section 8.2(c) shall be made no earlier than the thirteenth month and no later than the twenty-fourth month after the termination of the Plan. The Corporation may not accelerate payments pursuant to this Section 8.2(c) if the termination of the Plan is proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Reg. section 1.409A-3(j)(4)(ix)(C)(1). If the Corporation exercises its discretion to accelerate payments under this Section 8.2(c), it shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three years following the date of the Plan’s termination.

Section 8.3 - No Consent Required

The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Plan.

ARTICLE IX - GENERAL PROVISIONS

Section 9.1 - Unsecured General Creditor

The Corporation’s obligations under the Plan constitute an unfunded and unsecured promise to pay money in the future. Participants’ and Beneficiaries’ rights under the Plan are solely those of a general unsecured creditor of the Corporation. No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Plan or Participants’ Plan Accounts.

Section 9.2 - Nonassignability

No Participant or Beneficiary or any other person shall have the right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan. All Plan Accounts and the rights to all payments are unassignable and non-transferable. Plan Accounts or payment hereunder, prior to actual payment, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations. Plan Accounts or other Plan benefit will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.

Section 9.3 - No Contract of Employment

Participation in the Plan shall not be construed to constitute a direct or indirect contract of employment between any UTC Company and any Participant. Participants and Beneficiaries will have no rights against any UTC Company resulting from participation in the Plan other than as specifically provided herein. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of any UTC Company for any length of time or to interfere with the right of any UTC Company to terminate a Participant’s employment.

Section 9.4 - Governing Law

The provisions of the Plan will be construed and interpreted according to the laws of the State of Connecticut, to the extent not preempted by federal law.

Section 9.5 - Validity

If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 9.6 - Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail, to the United Technologies Corporation Deferred Compensation Committee, 1 Financial Plaza, Hartford, Connecticut 06101, Attn: Director, Compensation, MS-504. Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation. Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.

Section 9.7 - Successors

The provisions of the Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

Section 9.8 - Incompetence

If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Corporation, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary. Any such payment from a Participant’s Plan Account shall be a complete discharge of any liability under the Plan with respect to the amount so paid.

Section 9.9 - Section 409A Compliance

To the extent that rights or payments under this Plan are subject to Section 409A of the Internal Revenue Code, the Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid. Any distribution election that would not comply with Section 409A of the Code shall not be effective for purposes of this Plan. To the extent that a provision of this Plan does not comply with Section 409A of the Code, such provision shall be void and without effect. The Corporation does not warrant that the Plan will comply with Section 409A of the Code with respect to any Participant or with respect to any payment. In no event shall any UTC Company; any director, officer, or employee of a UTC Company (other than the Participant); or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A of the Code, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.

Section 9.10 Withholding Taxes

The Committee may make any appropriate arrangements to deduct from all Contributions, vested Plan Accounts and distributions under the Plan any taxes that the Committee reasonably determines to be required by law to be withheld from such credits and payments.

ARTICLE X - ADMINISTRATION AND CLAIMS

Section 10.1 - Plan Administration

The Committee shall be solely responsible for the administration and operation of the Plan. The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan.

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee at United Technologies Corporation, 1 Financial Plaza, Hartford, Connecticut 06101, Attn: Deferred Compensation Committee. The Committee shall respond in writing as soon as practicable.

Section 10.2 - Claim Procedures

A Participant or Beneficiary who believes that he or she has been denied a benefit to which he or she is entitled under the Plan (referred to in this Section 10.2 as a “Claimant”) may file a written request with the Committee setting forth the claim. The Committee shall consider and resolve the claim as set forth below.

(a)	Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within 90 days. The Committee may, however, extend the response period for up to an additional 90 days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date. The Committee shall respond to the claim within the specified period.

(b)	If the claim is denied in whole or part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

(c)	Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination. The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

(d)	Within 60 days after the Committee receives a request for review, it will review the initial determination. If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

(e)	All decisions on review shall be final and binding with respect to all concerned parties. The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reasons for the decision, including references to the relevant Plan provisions upon which the decision is based; (2) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and (3) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.

CERTAIN REGULATORY MATTERS

The Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Because the Plan is an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Plan is exempt from most of ERISA’s requirements. Although the Plan is subject to Part 1 (Reporting and Disclosure) and Part 5 (Administration and Enforcement) of Title I, Subtitle B of ERISA, the Department of Labor has issued a regulation that exempts the Plan from most of ERISA’s reporting and disclosure requirements.

TO WHOM SHOULD QUESTIONS CONCERNING THE PLAN BE DIRECTED?

All questions concerning the operation of the Plan (including information concerning the administrators of the Plan) should be directed to:

Director, Compensation

United Technologies Corporation

1 Financial Plaza, MS 504

Hartford, Connecticut 06101

Telephone: 860-728-6381